Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Board of Directors of Sphere 3D Corp.
We consent to the inclusion in this annual report on Form 40-F and in registration statement on Form S-8 of Sphere 3D Corp., being filed with the United States Securities and Exchange Commission of:

•
our Independent Auditors’ Report dated March 31, 2015, on the consolidated financial statements of Sphere 3D Corp., which comprise the consolidated balance sheet as at December 31, 2013 and the consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for the year ended December 31, 2013

/s/ Collins Barrow Toronto LLP

Collins Barrow Toronto LLP

Toronto, Ontario, Canada
March 31, 2015